Agreement to Dissolve
Limited Liability Company

This Agreement to Dissolve Limited Liability Company (this “Agreement”) dated September 27, 2006 (the “Effective Date”), is between US Bioservices Corporation, a Delaware corporation (“US Bioservices”), and NationsHealth, Inc., a Delaware corporation (“NationsHealth”).

Recitals

WHEREAS, on August 3, 2005, US Bioservices and NationsHealth executed the Limited Liability Company Agreement (the “LLC Agreement”) of NationsHealth Specialty RX, LLC, a Delaware limited liability company (the “Company”), under which, among other things, US Bioservices and NationsHealth agreed to the formation of the Company and the amount of each party’s contribution of capital to the Company; and

WHEREAS, pursuant to the LLC Agreement, US Bioservices contributed $1,470,000 in cash to the Company for a 49% interest in the Company and NationsHealth contributed $1,530,000 in cash to the Company for a 51% interest in the Company; and

WHEREAS, in connection with the formation of the Company, US Bioservices and NationsHealth executed a Stock Purchase Agreement dated as of August 18, 2005, under which US Bioservices purchased 273,697 shares (the “Shares”) of NationsHealth’s common stock, par value $0.0001 per share for $1,500,000, which amount was transferred by US Bioservices to the Company to fund NationsHealth’s contribution to the Company; and

WHEREAS, NationsHealth contributed the balance of its contribution to the Company, $30,000, in cash from NationsHealth’s own corporate funds; and

WHEREAS, US Bioservices and NationsHealth now wish to dissolve the Company;

Agreement

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.         Distribution to NationsHealth. Subject to the provisions of Section 18-804 of the Delaware Limited Liability Company Act (the “Act”), NationsHealth and US Bioservices shall cause the return of their respective capital contributions into the Company by causing the Company to distribute $1,530,000 to NationsHealth and $1,470,000 to US Bioservices. NationsHealth and US Bioservices shall further cause the distribution to them of interest earned by the Company on such amounts, based on their 51% and 49% proportionate shares, respectively.

2.        Dissolution.

(a) Following the distributions set forth in Section 1 of this Agreement, NationsHealth shall file a certificate of with the Secretary of State of Delaware and take any other actions necessary or appropriate to dissolve the Company. Effective on the filing of the certificate of cancellation with the Secretary of State of Delaware, the LLC Agreement shall be deemed terminated.

(b) Subject to the provisions of Section 18-804 of the Act, effective on the filing of the certificate of cancellation of the Company with the Secretary of State of Delaware, each of NationsHealth and US Bioservices severally (not jointly) assumes and agrees to be responsible for any and all claims and liabilities of the Company to the extent of its respective distribution of capital contributions, based on a 51% and 49% proportionate share, respectively, for such claims and liabilities. Assumption by NationsHealth and US Bioservices of such claims and liabilities shall not be construed to defeat, limit or otherwise impair in any way any rights or remedies of NationsHealth or US Bioservices to contest or dispute the validity thereof.

3.        Retention of Shares; Representations, Warranties and Covenants.

(a) US Bioservices hereby agrees that it will not sell or otherwise transfer the Shares, other than to an Affiliate of US Bioservices, prior to August 18, 2007. For the purposes of this Agreement, “Affiliate” means, with respect to US Bioservices, or any entity controlling, controlled by, or under common control with US Bioservices, and “control” (including, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to an entity) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through ownership of voting securities, by contract or otherwise. If US Bioservices sells or otherwise transfers the Shares to an Affiliate, such Affiliate shall be bound by the provisions of this Section.

(b)  US Bioservices represents that (i) it is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of Delaware, (ii) has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby and (iii) the transactions contemplated hereby have been duly authorized by all necessary action on its part.

(c) NationsHealth represents that (i) it is a corporation duly organized, validly existing and in good standing under the applicable laws of the State of Delaware, (ii) has full corporate power and authority to execute this Agreement and to consummate the transactions contemplated hereby and (iii) the transactions contemplated hereby have been duly authorized by all necessary action on its part.

4.        Termination Fee. With respect to the dissolution of the Company and the termination of all agreements between (i) the Company and NationsHealth and (ii) the Company and US Bioservices, NationsHealth shall pay a termination fee to US Bioservices in the amount of $1,500,000. To evidence payment of the termination fee, on the Effective Date, NationsHealth shall execute and deliver to US Bioservices the Promissory Note in substantially the form attached hereto as Exhibit A (the “Note”).

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5.        Tax Matters. As the “Tax Matters Partner” for the Company under the LLC Agreement, NationsHealth shall timely file the final federal income tax return for the Company.

6.        General Provisions.

(a) Notices. Any notice, request or other document to be given hereunder to a party shall be effective when received and shall be given in writing and delivered in person or sent by overnight courier or registered or certified mail, return receipt requested, as follows:

If to NationsHealth:	NationsHealth, Inc. Attn: Chief Executive Officer 13650 NW 8th Street Suite 109 Sunrise, FL 33325

with a copy to:	Ira J. Coleman, Esq. McDermott Will & Emery LLP 201 South Biscayne Boulevard 22nd Floor Miami, FL 33131

If to US Bioservices:	US Bioservices Corporation Attn: President 16750 Westgrove Dr., #100 Addison, TX 75001

with a copy to:	AmerisourceBergen Specialty Group Attn: Group Counsel 4006 Beltline Road Suite 115 Addison, TX 75001

(b) Entire Agreement. Each of the parties agrees that this Agreement (i) constitutes the entire agreement and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, among the parties with respect to the subject matter of this Agreement, and (ii) is not intended to confer any rights or remedies, or impose any obligations, on any person other than the parties hereto and any entities or persons not parties hereto that are entitled to indemnification hereunder. Each of the parties expressly agrees and acknowledges that, other than those statements expressly set forth in this Agreement, it is not relying on any statement, whether oral or written, of any person or entity with respect to its entry into this Agreement or to the consummation of the transactions contemplated by this Agreement.

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(c) Governing Law. This Agreement is governed by and shall be construed in accordance with the law of the State of New York, excluding any conflict of laws rule or principle that might refer the governance or the construction of this Agreement to the law of another jurisdiction.

(d) Further Assurances. In connection with this Agreement and the transactions contemplated hereby, each party shall execute and deliver any additional documents and instruments and perform any additional acts that may be necessary or appropriate to effectuate and perform the provisions of this Agreement and those transactions.

(e) Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signing parties had signed the same document. All counterparts shall be construed together and constitute the same instrument.

(f)  Severability. This Agreement shall be enforceable against the parties and their respective successors and assigns; provided, that no party shall assign or otherwise transfer this Agreement or any of its rights, remedies, obligations or duties hereunder without the prior written consent of the other party hereto. Should any part, term, or provision of this Agreement be determined by any tribunal, court or arbitrator to be illegal, invalid, or unenforceable, the validity of the remaining parts, terms, or provisions shall not be affected thereby, and the illegal, invalid, or unenforceable part, term, or provision shall be deemed not to be part of this Agreement. A failure by any party hereto at any time to require performance of any provision of this Agreement shall not waive, affect, diminish, obviate or void in any way that party’s full right or ability to require performance of the same, or any other provisions of this Agreement, at any time thereafter.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

US Bioservices Corporation	NationsHealth, Inc.

By: /s/ Carol Gleber_______________ Carol Gleber President	By: /s/ Glenn Parker______________ Glenn Parker, M.D. Chief Executive Officer

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Exhibit A

PROMISSORY NOTE

$1,500,000September 27, 2006

FOR VALUE RECEIVED, NationsHealth, Inc. (“Maker”), hereby promises to pay to the order of US Bioservices Corporation (“US Bioservices” or “Holder”) the principal amount of $1,500,000, in lawful money of the United States.

Maker shall pay in full the entire outstanding principal balance of this Note, together with all other sums owing under this Note, unless sooner due and payable hereunder, on February 21, 2008 (the “Maturity Date”). This Note shall not bear or accrue interest prior to the Maturity Date.

All payments on this Note shall be delivered to the attention of AmerisourceBergen Specialty Group, Attn: Controller, 4006 Beltline Road, Suite 115, Addison, TX 75001, or such other place as Holder may specify in writing.

Maker and Holder intend that the loan evidenced by this Note constitutes a “Qualified Commercial Loan” within the meaning of Texas Finance Code § 306.001(9). Maker hereby certifies that it has been advised by US Bioservices to seek the advice of an attorney and an accountant in connection with the loan evidenced by this Note, and Maker has had the opportunity to seek the advice of an attorney and accountant of Maker’s choice in connection with the loan evidenced by this Note, as contemplated by Texas Finance Code §§ 306.001(9)(A)(i)(b)(1) and (2).

Maker shall be deemed in default under this Note if Maker shall (i) voluntarily seek, consent to, or acquiesce in the benefit or benefits of any Debtor Relief Law (hereinafter defined), or (ii) become a party to (or be made the subject of) any proceeding provided for by any Debtor Relief Law, other than as a creditor or claimant, that could suspend or otherwise adversely affect the rights of Holder (unless, in the event such proceeding is involuntary, the petition instituting same is dismissed within 60 days of the filing of same). As used herein, the term “Debtor Relief Law” means the Bankruptcy Code of the United States of America and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

Should any event of default occur under this Note (unless all events of default hereunder have been cured or waived by Holder), Holder, at its option, may without notice or demand (a) declare the entire unpaid principal amount of this Note, and/or (b) exercise any rights available at law or in equity. Failure to exercise such option shall not constitute a waiver of the right to exercise such option at a later time if an event of default has occurred and is continuing.

Any amount of principal of this Note which is not paid when due (whether at the Maturity Date or otherwise), shall bear interest, from the date on which such overdue amount shall have become due and payable by Maker until payment in full (whether before or after judgment), at a rate equal to eighteen percent (18%) per annum, or if such increased rate of interest is less than the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Lawful Rate”), then Maximum Legal Rate.

If following a default this Note is placed in the hands of an attorney for collection, or if it is collected through any legal proceedings, Maker shall pay, in addition to the amounts due hereunder, all court costs, reasonable attorneys’ fees, and other reasonable costs of collection of the holder hereof incurred in collecting the unpaid amounts due hereunder.

Notwithstanding anything in this Note to the contrary, all payments received on this Note shall be applied by Holder at its option as follows: first, to the payment of costs of collection, if any; second, to accrued and unpaid interest; third, to reduction of principal.

Maker hereby waives demand for payment, presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of intention to accelerate maturity, and all other notices as to this Note (other than any notice required to be delivered to the Maker as a condition to the occurrence of a default hereunder) and diligence in collection as to each and every payment due hereunder, and agrees that without any notice the holder hereof may take security herefor or may release any or all security herefor, or alone, or together with any present or future owner or owners of any property covered by any instrument or agreement given to secure this Note, may from time to time extend, renew or otherwise modify the date or dates or amount or amounts of payment above recited, with or without consideration, and that in any such case, Maker shall continue to be bound hereby and to be liable to pay the unpaid balance of the indebtedness evidenced hereby, as so additionally extended, renewed, or modified, notwithstanding any such release.

Maker hereby agrees that suit may be brought, and Maker consents to personal jurisdiction, in the United States District Court for the Northern District of Texas, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Dallas County, Texas, and waives any objection that it may have to the laying of venue of any such suit, action or proceeding in such court.

The Holder shall not assign or otherwise transfer this Note or any of its rights or remedies hereunder without the prior written consent of the Maker. Notwithstanding the foregoing, the Holder may assign or otherwise transfer this Note or any of its rights or remedies hereunder to any affiliate of the Holder. “Affiliate” means, with respect to the Holder, or any entity controlling, controlled by, or under common control with the Holder, and “control” (including, with correlative meanings, the terms “controlled by” and “under common control with” as used with respect to an entity) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity whether through ownership of voting securities, by contract or otherwise. This Note shall be construed in accordance with and be governed by the laws of the State of Texas for all purposes. This Note is duly executed as of the date first above written.

NationsHealth, Inc.

By:	/s/ Glenn Parker
Glenn Parker, M.D. Chief Executive Officer